Exhibit 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation or Organization
Aptito, LLC	Florida
Net Element Services, LLC	Florida
NetLab Systems IP LLC	Florida
Netlab Systems, LLC	Florida
OOO Net Element Russia	Russia
OOO TOT Group	Russia
OOO TOT Group Russia	Russia
OOO Digital Provider	Russia
Tech Solutions LTD	Cayman Islands
TOT Group, Inc.	Delaware
TOT Group Europe LTD	U.K.
TOT Group Cyprus	Cyprus
TOT Group Kazakhstan LLC	Kazakhstan
TOT Group Ukraine LLC	Ukraine
TOT Payments, LLC	Florida
Process Pink, LLC	Florida
TOT HPS, LLC	Florida
TOT FBS, LLC	Florida
TOT New Edge, LLC	Florida
TOT BPS, LLC	Florida
Unified Portfolios, LLC	Florida
Polimore Capital Limited	Cyprus
Brosword Holding Limited	Cyprus
Pay Online Systems LLC	Russia
Innovative Payment Technologies LLC	Russia